Exhibit 15(a)

Acknowledgment of Independent Registered Public Accounting Firm

June 6, 2014

The Board of Directors and Shareholders of KeyCorp

We are aware of the incorporation by reference in the Registration Statement (Form S-3ASR) of KeyCorp of our report dated April 30, 2014 relating to the unaudited consolidated interim financial statements of KeyCorp that are included in its Form 10-Q for the quarter ended March 31, 2014.

Cleveland, Ohio